Exhibit 10.1

September 19, 2025

VIA EMAIL to Rahul Goyal

Dear Rahul,

It is a pleasure to offer you the position of President and Chief Executive Officer of Molson Coors Beverage Company (the “Company”), reporting to the Company’s Board of Directors (the “Board”), on the following terms:

1.	Employment: Your new position will begin on October 1, 2025 (the “Effective Date”) and will continue to be based in Chicago. You shall have such duties, responsibilities, power and authority as contemplated by the Fourth Amended and Restated Bylaws of the Company (as amended from time to time, the “Bylaws”), and such other duties and responsibilities as may be assigned to you by the Board commensurate with your position as President and Chief Executive Officer. Your continued employment will be covered by the Company’s At-Will Employment policy, meaning that you or the Company may terminate your employment at any time and this at-will relationship may not be modified except in writing signed by the Chair of the Board.

2.	Base Salary: Your starting gross annual salary will be USD $1,100,000 per year, payable in accordance with the Company’s standard payroll practices and procedures.

3.	Annual Molson Coors Incentive Plan (“MCIP”): You are eligible to participate in the annual MCIP subject to the plan rules. The bonus target for your position is currently 150% of your eligible earnings. Your actual payout for the current year will be prorated based on the MCIP targets for each job you held during the plan year. The incentive plan is reviewed on an annual basis and details of the plan are subject to change to align with and support ongoing business needs.

4.	Molson Coors Long Term Incentive Plan (“LTIP”): You are eligible to participate in the Molson Coors LTIP according to your grade role in the Company. Your annual target LTIP value is reviewed on an annual basis and set by the Board. Grant awards to eligible participants are typically made annually during the Company’s compensation planning cycle which typically takes place in Q1 of each year. The actual award is based on an assessment of individual performance within a determined range. You will be eligible for consideration of a normal course annual grant in 2026, with a target value of USD $7,000,000.

5.	One-time Award: Subject to the approval of the Board, you will be granted, on or around the Effective Date, a one-time equity award of restricted stock units in the amount of approximately USD $2,000,000 using standard methodology and vesting three years from the grant date.

320 South Canal Street | Chicago IL 60606 | 800-645-5376 | www.molsoncoors.com

6.	Adjustments: Executive compensation is reviewed annually by the Compensation and Human Resources Committee (the “Committee”) and the Board, and adjustments can be made to targets and ranges for base pay, MCIP or LTIP components of the total compensation package. Additionally, the types of vehicles used by the Company to fulfill the annual target compensation of the LTIP component are reviewed annually and may be modified.

7.	Board: You will also serve as a member of the Board subject to re-nomination and re-election in accordance with the provisions of the Company’s Restated Certificate of Incorporation and the Bylaws, each as in effect and as amended from time to time. You will not be entitled to any additional compensation for your service as a member of the Board.

8.	Executive Stock Ownership Policy: You will continue to be subject to the Company’s executive stock ownership guidelines, as the same may be amended from time to time by the Board or the Committee, and that as the President and Chief Executive Officer, you will be required to hold six times your base annual salary in Molson Coors equity, as such term is defined in the stock ownership guidelines.

9.	Clawback Policy: Any amounts of compensation paid or awarded are subject to recovery (A) under the Company’s Global Incentive Compensation Clawback Policy, (B) under the Company’s Global Incentive Compensation Clawback Policy for Misconduct and/or (C) to the extent required by applicable law or regulations.

10.	Additional Benefits and Perquisites: You are eligible for:

•	participation in the Company’s Amended and Restated Change in Control Protection Program at the level specified for the CEO role, which currently includes a 3.0x Change in Control severance multiplier, subject to the terms and conditions contained therein, as amended by the Committee from time to time;

•	twenty-five days of paid vacation time each year, in addition to the holidays and floating holiday allotment common to US employees;

•	supplemental executive life insurance of up to six times your salary;

•	severance pay and benefits pursuant to the terms and eligibility requirements outlined in the Molson Coors US Severance Pay Plan (the “Severance Plan”);

•	annual executive physical;

•	executive financial planning reimbursement of up to $10,000 (gross) per year; and

•	other benefits common to similarly situated executives in the location of your primary office.

320 South Canal Street | Chicago IL 60606 | 800-645-5376 | www.molsoncoors.com

You will also retain eligibility for your vested and grandfathered health, retirement and insurance benefits accumulated during your service with the Company and its subsidiaries, so long as such benefits remain available for other similarly situated (and grandfathered) employees.

11.	Special Considerations: The equity award described in paragraph 5 above will vest in full (rather than pro-rate) upon a termination for which you would be eligible for severance under the Severance Plan, and your severance period under the Severance Plan referenced in paragraph 10 above will be two years (rather than one year) if a qualifying termination occurs before April 1, 2029.

12.	Restrictive Covenants: Your acceptance of this offer is contingent upon your execution of the Company’s standard Non-Compete Agreement and Non-Solicitation of Employees Agreement.

13.	Entire Understanding: The Company and you acknowledge that except as otherwise specified herein this letter constitutes the entire understanding between the Company and you with respect to your continued at-will employment upon and after the Effective Date and supersedes and replaces any other prior agreement or other understanding.

14.	Governing Law and Arbitration: This offer letter shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. Any dispute or controversy arising under or in connection with this offer letter, except any action seeking injunctive relief to enforce the Non-Compete Agreement, shall be settled exclusively by arbitration in Chicago, Illinois in accordance with the rules for the resolution of employment disputes of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court of competent jurisdiction. The arbitration shall have the discretion to award costs (including the arbitrator’s fee and fees and disbursements of counsel) to the prevailing party as part of the arbitrator’s award.

320 South Canal Street | Chicago IL 60606 | 800-645-5376 | www.molsoncoors.com

On behalf of the Board, Rahul, we are very excited to extend this offer to you and wish you every success in your new role.

Sincerely,

/s/ David Coors
David Coors, Chair of the Board

Accepted:

/s/ Rahul Goyal
Rahul Goyal